                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
              For the Years Ended December 31, 2003, 2002 and 2001
                  (Amounts in thousands, except per share data)

                                                  Year Ended December 31,
                                           ------------------------------------
                                              2003         2002         2001
                                           ----------   ----------   ----------
Basic - assumes no dilution:
Net income for the period...............   $   18,975   $   11,333   $   25,587
                                           ----------   ----------   ----------
Weighted average number of common
 shares outstanding during the period...       42,713       40,941       40,617
                                           ----------   ----------   ----------
Net income per share - basic............   $     0.44   $     0.28   $     0.63
                                           ==========   ==========   ==========
Diluted - assumes full dilution:
Net income for the period...............   $   18,975   $   11,333   $   25,587
                                           ----------   ----------   ----------
Weighted average number of common
 shares outstanding during the period...       42,713       40,941       40,617
Weighted average number of common
 equivalent shares to reflect the
 dilutive effect of common stock
 equivalent securities:
   Stock options........................           16           87          125
   Common stock units related to
    Deferred Equity Compensation
    Plan for Directors..................          148          140          121
   Common stock units related to
    Deferred Compensation Plan for
    Employees...........................           27           31           14
                                           ----------   ----------   ----------
Total common and common equivalent
 shares adjusted to calculate
 diluted earnings per share.............       42,904       41,199       40,877
                                           ----------   ----------   ----------
Net income per share - diluted..........   $     0.44   $     0.28   $     0.63
                                           ==========   ==========   ==========
Percentage of dilution compared to
 basic net income per share.............          0.0%         0.0%         0.0%